Exhibit 99.1

PREMIER COMMUNITY BANKSHARES, INC.

Contact:

John A. Willingham, SVP & CFO – jwillingham@pcbi.com or 540.450.3077

Press Release

April 26, 2007

Premier Community Bankshares, Inc.

Announces Earnings for First Quarter 2007

Winchester, Virginia ---Premier Community Bankshares, Inc. (NASDAQ: PREM) reports net income of $1.7 million for the quarter ended March 31, 2007, an increase of 1.1% or $18 thousand compared to the corresponding period in 2006. Earnings per share on a diluted basis were $0.29, compared to $0.33 per share for the same period in 2006. During the first quarter of 2007, the return on average equity was 9.61% and return on average assets was 0.76%, compared to the returns on average equity and average assets of 13.51% and 0.98%, respectively, for the first quarter of 2006.

The decline in earnings per share was attributable mainly to three factors. First, the Company incurred merger-related expenses such as legal and investment bank fees that totaled $229 thousand, net of tax. These expenses were partially offset by increases in other income. Next, as part of our acquisition of Albemarle First Bank in July 2006, the Company issued 688,788 common stock shares, which increased our average shares outstanding. Finally, the Company continued to experience a compression in our net interest margin which is the basis for the majority our income.

On January 26, 2007, the Company entered into an Agreement and Plan of Reorganization with United Bankshares, Inc. The Agreement sets forth the terms and conditions of United’s acquisition of the Company through the merger of the Company with and into a subsidiary of United. Consummation of the merger is subject to a number of customary conditions, including the approval of the merger by the Company’s shareholders and the receipt of all regulatory approvals. The merger is currently expected to be completed during the third quarter of 2007.

The operations of Albemarle First Bank, which have been reflected in the financial statements since July 1, 2006, contributed $430 thousand in net income to the consolidated earnings of the Company in 2007. Our de novo institution subsidiary, Premier Bank, produced a net loss of $156 thousand for the first quarter of 2007 compared to a net loss of $260 thousand for the same period of 2006.

Donald L. Unger, President and CEO of the Company stated, “The current interest rate environment has continued to apply downward pressure on our net interest margin, which directly impacts our earnings. In addition, we have been working through merger related issues and expenses during the first quarter. We believe these merger-related issues are behind us and we are focused on growing our balance sheet through loan demand and a focus on low cost deposits.”

Total assets for the Company at March 31, 2007 were $915.8 million compared to $698.5 million at March 31, 2006, an increase of $217.3 million or 31.1%. Total assets acquired in the Albemarle acquisition and related goodwill and other intangible assets were approximately $140.8 million. Net loans outstanding grew by $150.1 million or 25.1% since March 31, 2006. Loans acquired in conjunction with the Albemarle acquisition totaled $90.2 million at March 31, 2007. The increase in loans was primarily funded by a $154.3 million increase in deposits, which includes $97.9 million of deposits assumed from Albemarle and a $25.0 million increase in advances from the Federal Home Loan Bank. The Company also increased Trust Preferred Capital Notes outstanding by $17.5 million or 80.9% since March 31, 2006. Other income increased $314 thousand or 27.9%, while other expenses increased $1.5 million or 28.1%, which was attributable to increased personnel expenses, additional equipment, and the related premises needed to service an expanding customer base.

Premier Community Bankshares, Inc. is a growing multi-bank holding company that operates 21 offices in the Shenandoah Valley region in the northwestern part of Virginia, three offices in the central part of Virginia and two offices in the eastern panhandle of West Virginia. The Company’s three subsidiary banks of Rockingham Heritage Bank, The Marathon Bank and Premier Bank serve an increasingly diversified market with a rapidly growing population.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances. Actual results could differ materially from current projections. Readers are encouraged to read filings the company has made with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006, for additional information.

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ended
Balance Sheet	March 31st,
Assets:	2007	2006	% Change
Cash & Due From Banks	$24,170	$16,935	42.7%

Interest Bearing Due From Banks	1,737	3617	-52.0%

Fed Funds Sold	41,751	15,331	172.3%

Securities-HTM	6,774	7,234	-6.4%

Securities-AFS	31,731	24,095	31.7%

Loans	756,183	604,621	25.1%

Allowance for Loan Losses	-7,123	-5,654	26.0%

Bank Premises & Equipment	26,197	18,616	40.7%

Other Assets	34,376	13,734	150.3%

Total Assets	$915,796	$698,529	31.1%

Liabilities:
Noninterest Bearing Deposits	$95,519	$93,075	2.6%

Interest Bearing Deposits	646,754	494,929	30.7%

Total Deposits	742,273	588,004	26.2%

Other Borrowed Money	55,687	32,400	71.9%

Other Liabilities	4,813	4,419	8.9%

Trust Preferred Capital Notes	39,177	21,651	80.9%

Total Liabilities	$841,950	$646,474	30.2%

Shareholders’ Equity
Common Stock	$5,738	$4,967	15.5%

Capital Surplus	34,445	19,886	73.2%

Retained Earnings	33,698	27,317	23.4%

Accumulated Other Comp Income (loss)	-35	-115	-69.6%

Total Shareholders’ Equity	$73,846	$52,055	41.9%

Total Liabilities and Shareholders’ Equity	$915,796	$698,529	31.1%

	Three Months Ended
	March 31st,
	2007	2006	% Change
Income Statement

Interest Income	$15,987	$11,417	40.0%

Interest Expense	7,683	4,356	76.4%

Net Interest Income	8,304	7,061	17.6%

Provision for Loan Losses	79	103	-23.3%

Net Interest Income After Provision for Loans Losses	8,225	6,958	18.2%

Other Income	1,441	1,127	27.9%

Other Expenses	7,081	5,526	28.1%

Income Before Taxes	2,585	2,559	1.0%

Income Taxes	862	854	0.9%

Net Income	$1,723	$1,705	1.1%

Results of Operation

Book Value Per Share	$12.87	$10.48	22.8%

Earnings Per Share-Basic	$0.30	$0.34	-11.8%

Earnings Per Share-Assuming Dilution	$0.29	$0.33	-12.1%

Return on Average Assets	0.76%	0.98%	-22.4%

Return on Average Equity	9.61%	13.51%	-28.9%

Nonperforming Assets to Total Assets	0.33%	0.09%	266.7%

Allowance for Loan Losses to Loans	0.94%	0.94%	0.0%

Common Shares Outstanding, (Thousands)	5,738	4,967	15.5%